Exhibit 99.1

Iowa Telecom Announces Settlement of Merger Litigation

NEWTON, Iowa--(BUSINESS WIRE)--February 8, 2010--Iowa Telecommunications Services, Inc. (NYSE Symbol: IWA) today announced that Iowa Telecom and Windstream Corporation have entered into a tentative settlement of the pending shareholder litigation concerning the Company’s acquisition by Windstream pursuant to the merger agreement signed on November 23, 2009. Following the announcement of the merger on November 24, 2009, several purported shareholders of the Company filed putative class action lawsuits challenging the merger and certain terms of the merger agreement. The directors of Iowa Telecom firmly believe that they acted in good faith and in the best interests of Iowa Telecom and its shareholders in approving the merger and the merger agreement. Iowa Telecom and its directors believe that the merger consideration is fair and that the merger is in the best interests of Iowa Telecom and its shareholders. Iowa Telecom, its directors and Windstream deny that any of them violated any law or breached any duty to shareholders of Iowa Telecom or anyone else and have vigorously defended the lawsuits.

However, Iowa Telecom and its directors have determined that, in order to eliminate the uncertainty, distraction, burden and expense of future litigation and to permit the merger to proceed without possible delays from litigation, it is in the best interests of Iowa Telecom and its shareholders to enter into a settlement of the pending lawsuits. Iowa Telecom, its directors and Windstream have entered into a memorandum of understanding with counsel for the plaintiffs in the various shareholder lawsuits that provides for a settlement of all of these lawsuits. Pursuant to the proposed settlement, Iowa Telecom and Windstream have agreed to make certain revisions to the disclosure in the proxy statement to be mailed to Iowa Telecom’s shareholders in connection with the approval of the merger, which revisions were proposed by counsel for the plaintiffs. No changes in the merger agreement or the terms of the merger will be made, and no payments will be made to shareholders in addition to those provided for in the merger agreement. In exchange for these revised disclosures, following completion of confirmatory discovery and final court approval of the settlement, the plaintiffs will dismiss their lawsuits with prejudice and release Iowa Telecom, its directors, Windstream and other related persons from any and all claims relating to the merger or the proxy statement for the merger. Iowa Telecom, its directors and Windstream have all agreed that they will not oppose certain requests for attorney fees by counsel for the plaintiffs. The settlement is subject to certain conditions, including, in addition to certain confirmatory due diligence by plaintiffs’ counsel and court approval, certification of a class for settlement purposes and consummation of the merger.

Iowa Telecom does not expect that the pendency of the litigation or the settlement process will cause a delay in the closing of the merger. As previously announced, Iowa Telecom and Windstream expect the closing to occur mid-2010.

Additional Information and Where to Find It

In connection with the proposed transaction, Windstream has filed a registration statement on Form S-4 with the SEC, which includes the Company’s preliminary proxy statement and also constitutes a prospectus with respect to the Windstream securities. At the appropriate time, the Company will mail the proxy statement/prospectus to its shareholders. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors may obtain free copies of the registration statement and proxy statement/prospectus, as well as other filings containing information about Windstream and the Company, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from the Company’s Investor Relations web site (www.iowatelecom.com) or by directing a request to the Company at 403 W. Fourth Street North, Newton, Iowa 50208 or by calling (641) 787-2000. Copies of Windstream’s filings may be obtained for free from Windstream’s Investor Relations Web Site (www.windstream.com) or by directing a request to Windstream at Windstream Investor Relations, 4001 Rodney Parham Road, Little Rock, Arkansas 72212 or by calling (866) 320-7922.

The Company, Windstream and their respective officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed Merger. Information regarding the officers and directors of the Company is included in its definitive proxy statement for its 2009 annual meeting filed with the SEC on April 29, 2009. Information regarding the officers and directors of Windstream is included in its Form 10-K for 2008 filed on February 19, 2009, and in its definitive proxy statement for its 2009 annual meeting filed with the SEC on March 23, 2009. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities, holdings or otherwise, which interests may be different from those of the Company’s shareholders generally, are set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the company serves over 450 Iowa communities and 16 Minnesota communities and employs nearly 800 people. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

CONTACT:
Investor Relations Contact:
Corporate Communications, Inc.
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Media Contact:
Iowa Telecommunications Services, Inc.
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com